Exhibit 4.9(b)

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats and private and confidential.

ACQUIRED IP LICENSE AGREEMENT
By and between
Qualcomm Technologies, Inc.
And
Sequans Communications S.A.

This Acquired IP License Agreement (this “Agreement”) is made and entered into as of September 30, 2024 (the “Effective Date”) by and between:

(1)Qualcomm Technologies, Inc., a Delaware corporation, with its principal offices located at 5775 Morehouse Drive, San Diego, CA 92121-1714, USA (“QTI”); and

(2)Sequans Communications S.A., a company incorporated under the laws of France, with its registered office located at 15-55 Charles de Gaulle, 92700 Colombes, France, registered under number 450 249 677 R.C.S. Nanterre (“LICENSEE”).
QTI and LICENSEE are occasionally referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, this Agreement is entered into pursuant to that certain Asset Purchase Agreement by and among QTI, LICENSEE, and certain other parties thereto, dated as of August 22, 2024, as amended from time to time in accordance with its terms (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, concurrently with this Agreement QTI is purchasing from LICENSEE certain assets, including the Purchased Intellectual Property as defined in the Purchase Agreement;

WHEREAS, pursuant to such transaction (the “Transaction”), QTI shall own the Purchased Intellectual Property as of the Effective Date; and

WHEREAS, in order for LICENSEE to continue to be able to exploit the Licensed Products, the Parties are willing to enter into this Agreement setting forth the conditions under which QTI grants to LICENSEE licenses under the Acquired Intellectual Property and the Acquired Intellectual Property Improvements as of the Effective Date;

NOW, THEREFORE, in consideration of the mutual representations and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1DEFINITIONS & INTERPRETATION

1.1In addition to other terms defined elsewhere in this Agreement, the following terms, when the first letter is capitalized, shall have the meanings set forth in this Section 1 (Definitions & Interpretation).

(a)These terms shall apply both to their singular or plural forms, as the context may require.

(b)    As used herein, “hereunder,” “herein” and similar expressions refer to this Agreement, and “including” means “including without limitation.”

(c)    The word “and” shall have a cumulative (and not alternative) meaning. All references in this Agreement to Sections, the Recitals, and Appendices shall be deemed to be references to clauses, the preamble, recitals and schedules of, this Agreement unless the context shall otherwise require.

(d)    All Schedules attached hereto shall be deemed incorporated in this Agreement as if set forth in full in this Agreement.

(e)    The titles of Sections and Appendices of this Agreement are for convenience of reference only and shall not affect the interpretation of the provisions of this Agreement.

(f)    If a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day and including the relevant last day of this period of time.

(g)    All references to a “day” (including all references to a Business Day) refers to a 24-hour consecutive period running from midnight to midnight.

(h)    All references to a “day” shall be deemed to refer to the next Business Day if such day is not a Business Day.

(i)    A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(j)    Unless the context requires otherwise, any reference to a statutory provision shall include such provision as it may from time to time be modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement.
(k)    Any reference in this Agreement to a “notice” shall be deemed to be a reference to a “written notice” to be sent and received in accordance with Section 10.10 (Notices) (save as expressly provided for in this Agreement) (and the words “notify”, “notified”, “notification” shall be interpreted accordingly).

1.2“Affiliate” means any person or entity which directly or indirectly controls, or is controlled by, or is under common control with such entity. As used herein, “control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of more than fifty percent (50%) of voting securities, by contract or otherwise. A person or entity shall only be considered an Affiliate under this Agreement, so long as such “control” exists. For the avoidance of doubt, Qualcomm Incorporated shall be considered an Affiliate of QTI for purposes of this Agreement.

1.3“Acquired Intellectual Property” means all Purchased Intellectual Property and Technology Packages as such terms are defined in the Purchase Agreement, excluding, for the avoidance of doubt, any improvements to such Intellectual Property Rights.

1.4“Acquired Intellectual Property Developments” means Copyrights and Know-How of QTI that QTI or any of its Affiliates (or any third party service provider on its or their behalf) creates on or after the Effective Date, which are embodied either in (i) modifications, if any, made by QTI to the Calliope2 Product, or (ii) bug fixes or error corrections made to the Monarch2 Product or Calliope2 Product, both (i) and (ii) solely in connection with QTI’s performance under the Transition Services Agreement entered into by and between the Parties concurrently with this Agreement (“TSA”).
1.5“Auditor” has the meaning given to it in Section 4.6 (Audit).

1.6“Bankruptcy Code” has the meaning given to it in Section 7.6 (Insolvency).

1.7“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Diego, California, U.S. or Paris, France are authorized or required to close.

1.8“Calliope2 Product” means the semi-conductor chip currently sold by LICENSEE under part number SQN3530 and marketed under the trademark “Calliope2” consisting of a package as described in Section 2.1 (Calliope2 Product) of Schedule A (Additional Terms).

1.9“Claim” has the meaning given to it in Section 8.2 (Procedure) of this Agreement.

1.10“Copyrights” means all copyrights, mask work rights, and all other rights corresponding thereto in any Work throughout the world (including all applications and registrations for any of the foregoing, all unregistered copyrights and all economic rights in copyrights).

1.11“Deliverables” has the meaning given to it in Section 10.5 (Export Compliance Assurance).

1.12“Disclosing Party” has the meaning given to it in Section 6 (Confidentiality).

1.13“EAR” has the meaning given to it in Section 10.5 (Export Compliance Assurance).

1.14“Existing Products” means the Monarch2 Product and Calliope2 Product.

1.15“Export” has the meaning given to it in Section 10.5 (Export Compliance Assurance) of this Agreement.

1.16“Future Products” means any Products which are developed by LICENSEE and which incorporate the Licensed Intellectual Property and which are not: (a) Existing Products, (b) Minor Improvements; or (c) Updates.

1.17“Indemnification Notice” has the meaning given to it in Section 8.2 (Procedure) of this Agreement.

1.18“Indemnified Parties” means, collectively, (i) QTI and its Affiliates, (ii) the successors and assigns (present or future) of QTI and/or its Affiliates, and (iii) the directors, officers, Affiliates, agents, representatives, sublicensees, and employees of QTI and its Affiliates, along with each of their successors and assigns (present and future).

1.19“Indemnifying Parties” has the meaning given to it in Section 8.1 (LICENSEE Indemnification) of this Agreement.

1.20“Information” means all non-public, confidential, or proprietary information of the Disclosing Party, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary. The existence and terms of this Agreement shall be deemed the Information of each Party.

1.21“Intellectual Property Rights” or “IPR” means (i) all patents and all substitutions, reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, and supplemental protections certificates relating thereto, any confirmation patents or registration patents or patents of addition based on any such patents, and all counterparts thereof or substantial equivalents in any country, including all utility and industrial designs, and any applications or provisionals for any of the foregoing, (ii) utility models, copyrights, mask work rights, and rights in databases (including sui generis rights), and (iii) Know-How.

1.22“IP Tools” means the tools set forth on Schedule B (IP Tools).

1.23“Know-How” means any and all know-how, trade secrets, preparatory materials, and information of a confidential nature (in each case whether or not marked as such), including any information which describes Source Code, technical methods, calculation models and parameters of models, methodologies, processes, design and manufacturing processes of products or systems.

1.24“L3 IP” means those certain Intellectual Property Rights as set forth in Schedule D (L3 IP).

1.25“License” has the meaning given to it in Section 2.1 (License Grant to Licensed Intellectual Property).

1.26“Licensed Intellectual Property” means the Acquired Intellectual Property and the Acquired Intellectual Property

Developments, collectively, but excluding the IP Tools, Unrestricted Intellectual Property and L3 IP.

1.27 “Licensed Products” means the Existing Products, Minor Improvements, Updates and Future Products.

1.28“LICENSEE Customers” means LICENSEE’s customers (at any time prior to, on or after the Effective Date).

1.29“Losses” means any claims, suits, proceedings, demands, adjustments, causes of action, liabilities, losses, damages, fines, costs, fees and expenses (including without limitation reasonable attorneys’ fees, settlement expenses and other professional fees and expenses).

1.30“Minor Improvements” means improvements of the Acquired Intellectual Property by software, new modules, or other hardware designs (solely to the extent such hardware designs do not impact the performance, features or functionalities of an Existing Product).

1.31“Module Hardware Design” means the specific hardware design (PCB and test tools) of the Monarch2 module (GN02s) and Calliope2 module (GC02S1-NA, EU and JP).

1.32“Monarch2 Product” means the semi-conductor chip currently sold by Seller under part number SQN3430 and marketed under the trademark “Monarch2” consisting of a package as described in Section 2.2 (Monarch2 Product) of Schedule A (Additional Terms).

1.33“Object Code” means software in machine-readable and executable form, resulting from compilation or assembly of Source Code, which is readable by machines but is not generally readable by humans without reverse assembly, reverse compiling or reverse engineering.

1.34“Payment Statement” has the meaning given to it in Section 4.2 (Reports).

1.35“Person” means any natural person or legal entity of any kind.

1.36“Product” means any article, bundle of parts, devices, units or components of a product.

1.37“Receiving Party” has the meaning given to it in Section 6 (Confidentiality).

1.38“Representatives” means, with respect to a Party, its Affiliates and its and their officers, directors, employees, agents and legal advisors.

1.39“Source Code” means software in human-readable, high-level language form, which, when compiled or assembled, becomes Object Code.

1.40“Subsidiary” means any Person in which another party directly or indirectly owns, beneficially or of record, a majority of the outstanding equity or financial interests of such Person.

1.41“Taxes” or “Tax” means all forms of taxation including, but not limited to, withholdings, income tax, capital gains tax, duties, imposts, contributions (including social security contributions), rates and levies, sales tax, services tax, business tax, goods and services tax and any other form of value-added tax imposed by any governmental authority, whenever imposed and whether chargeable directly, indirectly or primarily against or attributable directly, indirectly or primarily to such company or any other Person and all penalties, charges, fines, costs and interest relating thereto.

1.42“Technical Support” has the meaning set forth in Section 2.7 (Technical Support) of this Agreement.

1.43“Technology” means all tangible embodiments of inventions (whether or not patentable), designs, discoveries and improvements included in or incorporated into the Monarch2 Technology Package and/or Calliope2 Technology Package, as such terms are defined in the Purchase Agreement.

1.44“Term” has the meaning set out in Section 7.1 (Term) of this Agreement.

1.45“Third Party IPRs” means IPRs owned by a Person that is not a Party to the Agreement.

1.46“Unrestricted Intellectual Property” means those certain Intellectual Property Rights as set forth in Schedule C (Unrestricted Intellectual Property).

1.47“Updates” means minor improvements (other than Minor Improvements) or enhancements to an Existing Product (e.g., bug fixes, error corrections or minor feature changes).

1.48“Upgrade(s)” means an improvement, enhancement, modification or derivation of the Acquired Intellectual Property that is not an Update or a Minor Improvement, including a new chip design, substantial performance improvements, major architectural changes, additional radio/connectivity capability, and/or significant new features and/or functionality.

1.49“Use” means to reproduce, represent, configure, evaluate, test, design, verify, monitor, analyze, compile, incorporate, embed, integrate, modify, implement, adapt, fix, lend, rent, communicate, publicly perform and display, distribute and/or otherwise fully commercially exploit.

1.50“Works” means any work of authorship, including software, libraries or other code (including middleware and firmware).

2LICENSES

2.1License Grant to Licensed Intellectual Property. Subject to the terms and conditions hereof, QTI, on behalf of itself and its Affiliates and their legal successors, heirs, and assigns, hereby grants to LICENSEE and its Affiliates a perpetual, irrevocable (except in connection with the termination of this Agreement), fully paid-up, royalty-free (except as provided below in Section 4.1 (Royalties)), non-exclusive, worldwide, nontransferable (except as described below in Section 10.2 (Assignment)) and non-sublicensable (except as provided in Section 3 of Schedule A (Additional Terms)) right and license under all of QTI’s and its Affiliates’ rights in the Licensed Intellectual Property to make, have made, Use, sell, offer to sell, import, distribute and develop Licensed Products (the “License”). The License shall include the right to:

2.1.1use the Licensed Intellectual Property to the extent necessary in performance of LICENSEE’s obligations pursuant to the TSA and the Master Supply Agreement agreed between the Parties and executed on the Effective Date.

2.1.2use the Licensed Intellectual Property in performance of the design, development, testing, manufacturing and packaging of Licensed Products;

2.1.3manufacture, or subject to Section 3 of Schedule A (Additional Terms), have manufactured on LICENSEE’s behalf, Licensed Products;

2.1.4demonstrate, market, import, export, sell, offer for sale and otherwise distribute, and sublicense the distribution of, directly or through multiple tiers of distribution, Licensed Products;

2.1.5use the Licensed Intellectual Property to provide support and maintenance services in connection with the Licensed Products;

2.1.6distribute the Licensed Intellectual Property, in whole or in part, to LICENSEE Customers as required for the purpose of such LICENSEE Customers being able to use, evaluate, test, modify, support and maintain Licensed Products; and

2.1.7incorporate or paraphrase in whole or in part the Licensed Intellectual Property documentation in materials and distribute such materials as part of, or for Use with, Licensed products unless the documentation is identified and clearly marked as “For QTI Internal Use Only”.

2.2License Grant to IP Tools and Unrestricted Intellectual Property. Subject to the terms and conditions hereof, QTI hereby grants to LICENSEE a perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive, worldwide, right and license under QTI’s and its Affiliates’ Intellectual Property Rights in the IP Tools and Unrestricted Intellectual Property for LICENSEE’s business purposes. The foregoing license grant to IP Tools and Unrestricted Intellectual Property shall be sublicensable (through multiple tiers including in Source Code and Object Code) and transferable to third parties as LICENSEE desires to allow LICENSEE to exercise its rights under, and enjoy the benefits of the license granted under this Section 2.2. The rights granted in this Section 2.2 shall survive termination of this Agreement, to the extent that LICENSEE remains in material compliance with those terms and conditions that survive termination of this Agreement.

2.3License Grant to L3 IP. Subject to the terms and conditions hereof, QTI hereby grants to LICENSEE a perpetual, irrevocable (except in connection with the termination of this Agreement), fully paid-up, royalty-free, non-exclusive, worldwide, nontransferable (except as described below in Section 10.2 (Assignment)) and non-sublicensable (except as provided in Section 3 of Schedule A (Additional Terms)) right and license under QTI’s and its Affiliates’ Intellectual Property Rights in the L3 IP to make, have made, Use, sell, offer to sell, import, distribute and develop Licensed Products.

The licenses granted under Section 2.2 (License Grant to IP Tools and Unrestricted Intellectual Property) and Section 2.3 (License Grant to L3 IP) shall be in addition to any other licenses granted elsewhere by QTI under this Agreement.

2.4    No Transfer. Except as otherwise expressly permitted in this Agreement or as set forth in Section 10.2 (Assignment), LICENSEE may not assign, transfer, hypothecate, give as collateral, sell or otherwise alienate any of its rights and obligations hereunder without the prior written consent of QTI.
2.5    No Delivery. It is understood and agreed by the Parties that QTI shall have no obligation under this Agreement to deliver any Technology included in the Acquired Intellectual Property, a copy of which the Parties acknowledge shall be retained by Seller pursuant to the terms of the Purchase Agreement. Notwithstanding the foregoing, all such Technology shall be and remain QTI’s Information and subject to Section 7.3 (Effects of Termination).
2.6    No Development. It is understood and agreed by the Parties that QTI has no obligation under this Agreement, and nothing in this Agreement shall be construed to obligate QTI, to make any Minor Improvements, Updates or Upgrades to the Monarch2 Product or Calliope2 Product, including, without limitation, modifications included in the Acquired Intellectual Property Developments.

2.7    Technical Support. During the period commencing on the Effective Date and terminating on the earlier of (a) the twelve (12) month anniversary of the Effective Date, or (b) such time as QTI and/or one (1) or more of its Affiliates has provided in the aggregate four hundred (400) person-hours of Technical Support, QTI shall, upon LICENSEE’s request, use commercially reasonable efforts to provide to LICENSEE technical assistance solely in connection with LICENSEE’s operation of the Licensed Intellectual Property (“Technical Support”). The number of person-hours of Technical Support provided shall not exceed: (i) two hundred (200) person-hours during the first three (3)-month period of the Term; (ii) seventy-five (75) hours during the second three (3)-month period of the Term; (iii) seventy-five (75) hours during the third three (3)-month period of the Term; and (iv) fifty (50) hours during the fourth three (3)-month period of the Term. QTI shall designate the process by which LICENSEE may request such Technical Support, and for the avoidance doubt, QTI shall have no obligation to provide Technical Support to any LICENSEE Customer. Any and all content, materials, documentation and information provided by QTI to LICENSEE in connection with Technical Support shall be the Information of QTI and subject to the provisions of Section 6 (Confidentiality) of this Agreement. Unless otherwise agreed to by QTI, QTI shall have no obligation to provide Technical Support at a location other than the premises of QTI or its Affiliates. If Technical Support is to be performed at a location other than

QTI’s premises, LICENSEE shall provide suitable space and facilities, and such other services or materials that QTI’s personnel reasonably request to perform the Technical Support at such location. TECHNICAL SUPPORT SHALL BE PROVIDED ON AN “AS IS” BASIS WITHOUT WARRANTIES OR GUARANTEES WHATSOEVER, INCLUDING BUT NOT LIMITED TO THOSE EXPRESS OR IMPLIED BY LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY CONDITIONS, ENDORSEMENTS, GUARANTEES, CONFORMITY OR USE, MERCHANTABILITY, MERCHANTABLE QUALITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE. ALL OF THE FOREGOING ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED. FURTHERMORE, NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY QTI OR ITS AUTHORIZED REPRESENTATIVES SHALL CREATE OR EXTEND ANY WARRANTY.

3.    OWNERSHIP RIGHTS
3.1    Retained Rights. Except as expressly provided herein, no Intellectual Property Rights are granted by QTI hereunder. For the avoidance of doubt, no Intellectual Property Rights of QTI existing prior to the Effective Date have been or will be licensed or provided hereunder.

3.2    Licensed Intellectual Property, IP Tools, Unrestricted Intellectual Property and L3 IP. As between LICENSEE and QTI, QTI shall retain all right, title and interest in and to the Licensed Intellectual Property, IP Tools, Unrestricted Intellectual Property and L3 IP, and to each whole or partial copy thereof. The only rights granted under the Licensed Intellectual Property, IP Tools, Unrestricted Intellectual Property and L3 IP are set forth in Section 2 (Licenses), above.

3.3    Minor Improvements, Updates and Upgrades. As between QTI and LICENSEE, under this Agreement, each Party shall own all Minor Improvements, Updates and Upgrades to (and all other modifications to or derivatives of) the Licensed Intellectual Property, IP Tools, Unrestricted Intellectual Property and L3 IP made by or on behalf of such Party, including all Intellectual Property Rights therein, and to each whole or partial copy thereof.

3.4    No Other Licenses or Intellectual Property Rights. Neither this Agreement, nor any act by QTI or its Affiliates pursuant to this Agreement shall vest in LICENSEE any license or any other rights whatsoever under any Intellectual Property Rights of QTI or its Affiliates other than as nonexclusive rights to the Licensed Intellectual Property, IP Tools, Unrestricted Intellectual Property, or L3 IP granted by QTI under Section 2 (Licenses) of this Agreement.

4.[***]

4.1    [***].

4.2    Reports. Upon achievement of Royalty Revenue (as defined in Section 1.9 of Schedule A (Additional Terms)) in excess of the Annual Revenue Threshold (as defined in Section 1.1 of Schedule A (Additional Terms)), LICENSEE shall promptly inform QTI of such occurrence. Beginning on the Effective Date, LICENSEE shall submit to QTI a detailed report within thirty (30) days following the end of calendar quarter in each of the Term indicating the total number of Licensed Products sold (and shall separately itemize Future Products) or Sublicense Income (as defined in Section 1.12 of Schedule A (Additional Terms)) earned, the gross revenue invoiced for such sales or sublicense, the total amount of Royalty Revenue accruing for such quarter, the amount of Future Product Revenue (as defined in Section 1.4 of Schedule A (Additional Terms)), and the calculation of the Royalty owed to QTI if the Annual Revenue Threshold has been met, and accounting of all revenue invoiced in the then-current Royalty Year (as defined in Section 1.10 of Schedule A (Additional Terms)) (each, a “Payment Statement”).

4.3    Records. LICENSEE shall maintain records of sales of Licensed Products and Sublicense Income reasonably necessary for the calculation of Royalty Revenue and Future Product Revenue and payments based on Royalty Revenue to be made to QTI hereunder, and retain such records for at least thirty-six (36) months following LICENSEE’s delivery of the Payment Statement with respect to the applicable Royalty Year.

4.4    Payment Terms. QTI shall issue an invoice to LICENSEE following receipt of a Payment Statement and LICENSEE shall remit all Royalty payments to QTI within forty-five (45) days of the invoice date. All payments are payable in United States dollars and shall be made via wire to an account specified by QTI, and paid in full without deductions or withholdings. In case of late payment by LICENSEE, LICENSEE shall incur late payment interests from the due date of payment of one percent (1%) per month on all past due amounts.

4.5    Taxes. LICENSEE will be solely responsible for any and all applicable Taxes imposed with respect to the Royalty Revenue, excluding, for clarity, taxes on QTI’s income.

4.6    Audit. At the request of QTI within forty-eight (48) months after receiving any report or notification under Section 4.2 (Reports), LICENSEE shall permit an independent certified public accountant designated by QTI (the “Auditor”) to access LICENSEE’s records maintained pursuant to Section 4.3 (Records) upon reasonable but not less than twenty (20) days’ prior written notice to LICENSEE solely for the purpose of verifying the information in such report or notification in relation to any Royalty payments. Such audits may not be performed more than once per calendar year. If the results of any audit reflect an underpayment by LICENSEE of three percent or more for the period audited, then LICENSEE shall promptly pay for all costs and expenses of such audit by QTI. All underpayments shall be corrected and paid within thirty (30) days of notice from QTI to LICENSEE, along with interest on amounts due, which shall accrue from the date the payment would have originally been due. The audit report shall be shared with LICENSEE’s third-party auditors and/or accountants and shall be considered QTI’s Information subject to the provisions of Section 6 (Confidentiality) and shall not be shared with LICENSEE except that LICENSEE may be provided with sufficient information from the audit report to understand its conclusions and raise and dispute any reported underpayments.

5.    REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of LICENSEE.

5.1.1    Authority. LICENSEE represents, warrants and covenants to QTI as follows:

(a)    LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized;

(b)    LICENSEE has the right, power and authority to enter into and perform its obligations under this Agreement;

(c)    the execution and delivery hereof and performance hereunder by LICENSEE has been duly approved on the part of LICENSEE, and this Agreement has been duly executed and delivered by LICENSEE; and

(d)    the person signing this Agreement on behalf of LICENSEE has been duly authorized and empowered to execute and deliver this Agreement.

5.1.2    No Conflicts. LICENSEE represents, warrants and covenants to QTI that the execution and delivery of this Agreement and the performance hereunder by LICENSEE does not and will not violate, conflict with or constitute a breach of or default under or require any consent pursuant to any law, rule or regulation presently applicable to LICENSEE, its certificate of incorporation, bylaws or other governing instruments, any order, decree, judgment or award of any court, regulatory body or other tribunal, or any agreement, instrument or undertaking to which LICENSEE is a party or by which it or any of its property is bound.

5.2    Representations and Warranties of QTI.

5.2.1    Authority. QTI represents, warrants and covenants to LICENSEE as follows:

(a)    QTI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized;

(b)    QTI has the right, power and authority to enter into and perform its obligations under this Agreement;

(c)    the execution and delivery hereof and performance hereunder by QTI has been duly authorized by all necessary corporate action on the part of QTI, and this Agreement has been duly executed and delivered by QTI; and

(d)    the person signing this Agreement on behalf of QTI has been duly authorized and empowered to execute and deliver this Agreement.

5.2.2    No Conflicts. QTI represents, warrants and covenants to LICENSEE that the execution and delivery of this Agreement and the performance hereunder by QTI does not and will not violate, conflict with or constitute a breach of or default under or require any consent pursuant to any law, rule or regulation presently applicable to QTI, its organizational documents, bylaws or other governing instruments, any order, decree, judgment or award of any court, regulatory body or other tribunal, or any agreement, instrument or undertaking to which QTI is a party or by which it or any of its property is bound.

5.2.3    Warranty Disclaimer. EXCEPT FOR THE WARRANTIES EXPRESSLY STATED IN THIS SECTION 5.2 (REPRESENTATIONS AND WARRANTIES OF QTI) OF THIS AGREEMENT, THERE ARE NO WARRANTIES MADE BY QTI, EITHER EXPRESS OR IMPLIED, AND THE LICENSED INTELLECTUAL PROPERTY, IP TOOLS, UNRESTRICTED INTELLECTUAL PROPERTY AND L3 IP ARE PROVIDED ON AN “AS IS” BASIS WITHOUT WARRANTIES OR GUARANTEES WHATSOEVER, INCLUDING BUT NOT LIMITED TO THOSE EXPRESS OR IMPLIED BY LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY CONDITIONS, ENDORSEMENTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF DURABILITY, CONFORMITY OR USE, MERCHANTABILITY, MERCHANTABLE QUALITY, NON-INFRINGEMENT, SATISFACTORY QUALITY OR TITLE ARISING FROM A STATUTE OR CUSTOM OR COURSE OF DEALING OR USAGE OF TRADE. ALL OF THE FOREGOING ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED, INCLUDING WITH REGARD TO THE LICENSED INTELLECTUAL PROPERTY, IP TOOLS, THE UNRESTRICTED INTELLECTUAL PROPERTY AND L3 IP. FURTHERMORE, NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY QTI OR ITS AUTHORIZED REPRESENTATIVES SHALL CREATE OR EXTEND ANY WARRANTY.

6.    CONFIDENTIALITY

6.1    Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it may receive or gain access to Information of the other Party (the “Disclosing Party”). The Receiving Party shall: (a) treat the Disclosing Party’s Information with at least the same degree of care as it would use for its own non-public, confidential or proprietary information (but in no event less than reasonable care) and to safeguard the Disclosing Party’s Information from use or disclosure other than as permitted hereby; (b) not use the Disclosing Party’s Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and (c) maintain the Disclosing Party’s Information in strict confidence and, subject to Section 6.2 (Exceptions), not disclose the Disclosing Party’s Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Information to its Representatives who: (i) have a need to know the Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Information, under this Agreement; (ii) have been apprised of this restriction; and (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 6 (Confidentiality), provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 6 (Confidentiality).

6.2    Exceptions.

6.2.1    If the Receiving Party is required by law, legal process, any governmental authority or the rules of a securities exchange to disclose any Information, the Receiving Party shall:

(a)    provide prompt advance written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 6 (Confidentiality); and

(b)    disclose only the portion of Information it is legally required to furnish.

6.2.2    If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 6 (Confidentiality), the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that the Information will be afforded confidential treatment.

6.2.3    In the event that a Party is required to disclose the existence and/or terms of this Agreement as part of its filing requirements under applicable law, the Party making such determination shall allow the other Party reasonable time to comment on such disclosure in advance of its issuance, provided that no such obligation shall apply to the extent such disclosure contains only information that has been previously included in disclosure issued in accordance with this Section 6.2 (Exceptions) or Section 6.4 (Press Releases).

6.3    No Licenses. Except as stated herein, no license is either granted or implied by the conveying of Information to the other Party.

6.4    Press Releases. A Party’s press release or other public statement, advertising or promotional material that mentions (a) the other Party by name or (b) subject to Section 6.2.3, this Agreement or any term or condition hereof, requires the written consent of the other Party. Subject to Section 6.2.3, either Party may withhold or condition its consent in its sole discretion.

6.5    Independent Development. Each Party understands that the other Party may currently or in the future be developing information internally, or receiving information from other parties, that may be similar to their Information. Accordingly, nothing in this Agreement will be construed as a representation or inference that a Party will not develop products, or have products developed for it, that, without violation of this Agreement, compete with the products or systems contemplated by the other Party’s Information. Each Party and its Affiliates retain the right to develop and commercialize competing products and services; provided that such Party and its Affiliates comply with the terms and conditions of this Section 6 (Confidentiality).

7.    TERM AND TERMINATION

7.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue, unless terminated in accordance with Section 7.2 (Termination for Cause) (the “Term”).

7.2    Termination for Cause. Without prejudice to any other right or remedy which may be available to it and solely as provided under this Agreement, either Party shall be entitled to immediately terminate this Agreement (including any or all Appendices incorporated hereunder) by giving written notice to the other, if the other Party:

7.2.1    has committed a material breach of its material obligations hereunder which is not capable of remedy, in which case no cure period will be required;

7.2.2    has committed a material breach of its material obligations hereunder which is capable of remedy (including payment obligations under this Agreement), but which has not been remedied within a period of ninety (90) calendar days following receipt of written notice to do so; or

7.2.3    to the extent permitted under applicable law, ceases conducting business in the normal course, files for or is placed in bankruptcy from which it does not emerge within ninety (90) calendar days of filing; any circumstances arise which would entitle the court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order; or makes any voluntary arrangement with its creditors for the general settlement of its debts or becomes subject to an administration order.
7.3    Effects of Termination.

7.3.1    Unless otherwise expressly set forth in this Agreement, the licenses, rights and covenants granted herein and the obligations imposed hereunder (except the confidentiality obligations specified under this Agreement) shall cease upon termination of this Agreement. In addition to the foregoing, LICENSEE’s Royalty payment and reporting obligations shall survive in respect of any Royalties due to QTI as of the effective date of termination. Except as hereby provided, and notwithstanding anything to the contrary herein, in the event of termination of this Agreement for any reason, (a) all sublicenses to Licensed Intellectual Property or portions thereof granted to LICENSEE Customers in accordance with the provisions of Section 3 of Schedule A (Additional Terms) shall remain unaffected and survive any such termination but shall not be extended or renewed upon their expiry or termination; and (b) LICENSEE shall be permitted to fulfill any existing or pending purchase orders for Licensed Products for a period of one hundred and eighty (180) days after the effective date of termination (provided, for the avoidance of doubt, that LICENSEE shall not enter into any new purchase orders following the effective date of termination). LICENSEE’S’s royalty payment obligations under Section 4.1 (Royalties) shall survive with respect to any Licensed Products sold during such period.

7.3.2 termination of this Agreement for any reason, each Party will promptly return to the other or destroy, as requested by the disclosing Party, all of the other Party’s Information within its possession or control, provided, however, that QTI may keep Information for its internal records (including for archival purposes) in accordance with QTI’s standard corporate retention policy. Such retention would not free QTI from any confidentiality obligations under this Agreement.

7.4    No Liability for Termination. Neither Party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other Party that results solely from a termination of this Agreement by such Party, as permitted by the terms and conditions of this Agreement. Termination of this Agreement will be without prejudice to any other right or remedy of either Party.

7.5    Continuing Obligations. The Parties shall continue to perform all applicable obligations pursuant to this Agreement prior to the effective date of any termination.

7.6    Insolvency. In the event of QTI’s insolvency, LICENSEE may retain and Use QTI’s Information and Licensed Intellectual Property in accordance with the rights granted under Section 2 (Licenses). Such retained use would not free LICENSEE from any obligations and restrictions under this Agreement, including but not limited to the payment provisions and license restrictions. For the avoidance of doubt, the Parties intend and acknowledge that all licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, licenses to use “intellectual property” as such term is defined under section 101(35A) of title 11 of the United States Code (the “Bankruptcy Code”). QTI agrees that LICENSEE may fully exercise all of its rights and elections under the Bankruptcy Code, including, without limitation, section 365(n) of the Bankruptcy Code, and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. QTI shall not challenge or take any position contrary to such characterization and the exercise of such rights. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against QTI under the Bankruptcy Code, LICENSEE shall be entitled to retain all of its rights under this Agreement.

8.    INDEMNIFICATION

8.1    LICENSEE Indemnification. Subject to the procedures set forth in Section 8.2 (Procedure) below, LICENSEE and its Affiliates, along with all of their successors and assigns (present or future) (collectively the “Indemnifying Parties”), shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses incurred by the Indemnified Parties based on or arising out of:

8.1.1    a Claim brought against an Indemnified Party that one or more Future Products is infringing or misappropriating any Third Party IPRs, including Claims of inducement, combination or contributory infringement, or alleged infringement by such Future Products;

8.1.2    any violation by the Indemnifying Party of any applicable law, statute or ordinance or any applicable governmental administrative order, rule or regulation applicable to the Indemnifying Party in its performance of its obligations under this Agreement or to the performance by the Indemnifying Party of its obligations hereunder.

Any Losses shall be paid directly by Indemnifying Parties, subject to the procedures set forth below.

8.2    Procedure. QTI shall use commercially reasonable efforts to notify LICENSEE upon its receipt of any claim, suit, or proceeding (each, a “Claim”) for which indemnity may be sought pursuant to Section 8.1 as soon as possible, but no later than thirty (30) calendar days after QTI’s receipt of the

Claim (“Indemnification Notice”), provided, however, the failure of QTI to notify LICENSEE within such timeframe shall not relieve LICENSEE or any other Indemnifying Party of any liability that it may have to QTI or any other Indemnified Parties, except to the extent if and only if the defense of such Claim was materially impaired by QTI’s failure to give notice within such timeframe. With regard to any such Claim for which indemnity may be sought hereunder, QTI and LICENSEE agree that QTI shall, in its sole and absolute discretion, either (a) control the defense of any such Claim or (b) direct LICENSEE to control such defense, in which case LICENSEE shall retain counsel reasonably satisfactory to QTI. QTI shall notify LICENSEE of its election within thirty (30) calendar days of the applicable Indemnification Notice.

8.2.1    In the case where QTI elects to control the defense of any such Claim, then:

(a)    QTI shall take reasonable efforts to defend such Claim, as well as provide, from time to time, LICENSEE with updates of the proceeding involving the defense of such Claim;

(b)    LICENSEE and the other Indemnifying Parties shall pay, as incurred, the damages (other than QTI’s attorney fees which QTI shall be responsible for) associated with such Claim;

(c)    LICENSEE may, at its option and its own cost, participate and appear with QTI in the defense, settlement and compromise of any such Claim; and

(d)    If QTI desires to settle or compromise any Claim for which QTI is seeking indemnification from LICENSEE hereunder, prior to agreeing to any such settlement or compromise QTI shall obtain the prior written consent of LICENSEE (such consent not to be unreasonably withheld, delayed or conditioned).

8.2.2    In the case where QTI directs LICENSEE to control the defense of any such Claim, then:
(a)    LICENSEE and the other Indemnifying Parties shall take reasonable efforts to defend such Claim and pay, as incurred, the Losses associated with such Claim (other than QTI’s attorney fees which QTI shall be responsible for only in the case where QTI elects to participate, at its option, in accordance with subsection 8.2.2(b) below);

(b)    QTI may, at its option and its own cost, participate and appear with LICENSEE in the defense, settlement and compromise of any such Claim; and

(c)    If LICENSEE desires to settle or compromise any Claim and such settlement or compromise would in any manner involve any action or forbearance by QTI or any other Indemnified Parties, prior to agreeing to any such settlement or compromise LICENSEE shall obtain the prior written consent of QTI (such consent not to be unreasonably withheld, delayed or conditioned).

8.3    Exclusions to LICENSEE Indemnity.

8.3.1    LICENSEE shall have no liability or obligation under this Section 8 (Indemnification) with respect to any Losses to the extent Losses are caused directly by any gross negligence or reckless or willful acts or omission of any Indemnified Party.

8.3.2    No Indemnified Party shall be entitled to double recovery for any indemnifiable Losses under this Agreement even though Losses may have resulted from the breach of one or more of the representations, warranties, agreements and covenants in this Agreement; provided, however, that the foregoing limitation shall not prevent an Indemnified Party from recovering all damages to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that a Claim for such damages is based upon any representation, warranty, agreement or covenant.

9.    LIMITATION OF LIABILITY
9.1    Consequential Damages. Except as set forth in Section 6.1 of Schedule A (Additional Terms), in no event will either Party be liable for incidental, consequential, indirect, special or punitive damages or lost revenue, data or profits arising from or in connection with this Agreement or anything provided hereunder. Any award of damages or costs by a court or attorneys’ fees for which LICENSEE has an obligation to indemnify shall be considered direct damages to the indemnitee (regardless how such damages are characterized by the court).

9.2    Liability Caps. Each party’s cumulative total liability under this Agreement shall be as set forth in Section 6.2 of Schedule A (Additional Terms).

9.3    Application of Limitations of Liability. The limitations on and disclaimers of remedies, warranties and damages set forth in this Agreement will apply regardless of: (a) whether any specified remedy fails of its essential purpose, (b) the form of action (e.g., contract, tort, statute, or other legal theory) and (c) whether either Party was advised of the possibility of such damages or such damages were foreseeable. These limitations and disclaimers reflect the Parties’ reasonable allocation of the risks associated with any performance or non-performance under this Agreement and are included in this Agreement as a material inducement for the Parties to enter into it.

10.    GENERAL

10.1    Survival. The provisions of Sections 1 (Definitions & Interpretation), 2.2 (License Grant to IP Tools and Unrestricted Intellectual Property), 2.4 (No Transfer), 2.5 (No Delivery), 3 (Ownership Rights), 4 (Payment), 5 (Representations and Warranties), 6 (Confidentiality), 7.3 (Effects of Termination), 7.4 (No Liability for Termination), 7.6 (Insolvency), 8 (Indemnification), 9 (Limitation of Liability) and 10 (General) shall survive the expiration or termination of this Agreement.

10.2    Assignment. Except as provided herein or in Section 7 of Schedule A (Additional Terms), neither Party shall assign this Agreement or any right or interest under this Agreement or delegate any obligation to be performed under this Agreement without the non-assigning Party’s prior written consent, which consent shall not be unreasonably withheld. Any attempted assignment in contravention of this Section shall be void.

10.3    Independent Contractor. Neither Party is authorized to act for or on behalf of the other Party under this Agreement, nor as an agent or legal representative of the other to create any obligation, express or implied, on behalf of the other. Each Party is an independent contractor, and no principal/agent, joint venture or partnership relationship is created between them by this Agreement.

10.4    Trademarks. Notwithstanding anything to the contrary herein, this Agreement shall not be construed as conferring any license or right with respect to any trademark, logo, service mark, or trade or brand name of QTI or any of its Affiliates, or any other name or mark, or contraction, abbreviation or simulation thereof.

10.5    Export Compliance Assurance. LICENSEE acknowledges that all hardware, software, source code and technology (collectively, “Deliverables”) obtained from QTI, if any, are subject to U.S. government export control and economic sanctions laws, including, but not limited to, the Export Administration Regulations (“EAR”, 15 CFR 730 et seq.) administered by the Department of Commerce, Bureau of Industry and Security and the Foreign Asset Control Regulations (31 CFR 500 et seq.) administered by the Department of Treasury, Office of Foreign Assets Control.

LICENSEE assures that it, its subsidiaries, Affiliates and subcontractors will not and will not permit any third party to directly or indirectly export, re-export, transfer or release (collectively, “Export”) any Deliverables or direct product thereof to any destination, person, entity or end use prohibited or restricted under U.S. law without first completing all required undertakings (including obtaining any necessary export license or other governmental approval). The U.S. government maintains embargoes and sanctions against the countries listed in Country Groups E:1/2 of the EAR (Supplement 1 to part 740), currently Cuba, Iran, North Korea and Syria, but any amendments to these lists shall apply. LICENSEE agrees not to directly or indirectly employ any Deliverable received from QTI in missile technology, sensitive nuclear or chemical biological weapons activities, or in any manner Export any Deliverable to any party for such end use. Furthermore, LICENSEE shall not Export Deliverables listed in Supplement 2 to part 744 of the EAR for military end-uses, as defined in part 744.21, to the People’s Republic of China or for a military end-use or to military end-users in Russia or Venezuela. LICENSEE shall not Export any Deliverable to any party listed on any of the denied parties lists or specially designated nationals lists maintained under said regulations without appropriate U.S. government authorization to the extent required by regulation. LICENSEE acknowledges that other countries may have trade laws pertaining to the Export, import, use, or distribution of Deliverables, and that compliance with same is the responsibility of LICENSEE.

This Section 10.5 (Export Compliance Assurance) shall survive the expiration or termination of this Agreement.

10.6    Equitable Remedy. The Parties acknowledge that a breach of this Agreement may cause irreparable damage for which recovery of money damages would be inadequate and that, in addition to any and all other remedies available at law and equity, each Party shall be entitled to seek (without the posting of a bond) injunctive relief to protect its rights under this Agreement.

10.7    Waiver. The delay or failure on the part of either Party to exercise any right or remedy arising from this Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy arising therefrom preclude any other or future exercise thereof or the exercise of any other right or remedy arising from this Agreement or by law.

10.8    Compliance with Anti-Corruption Laws. In connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving the other Party or its Affiliates, each Party, and everyone acting on its behalf, will comply with and will not violate any applicable anti-corruption law or international anti-corruption standards, including but not limited to the U.S. Foreign Corrupt Practices Act, in connection with the performance of its obligations under this Agreement. Neither Party has, and covenants and agrees that it will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving the other Party or its Affiliates, make, promise, or offer to make any payment or transfer anything of value, directly or indirectly, to any individual to secure an improper advantage. It is the intent of the Parties that no payments or transfer of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business.

10.9    Applicable Law; Dispute Resolution.
10.9.1    Applicable Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles.

10.9.2    Dispute Resolution and Attorney Fees. All disputes, controversies, or claims arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity, termination, or the determination of the scope of the agreement to arbitrate, shall be finally settled by binding arbitration administered by the International Chamber of Commerce and conducted pursuant to its Rules of Arbitration by three (3) arbitrators appointed in accordance with said Rules of Arbitration. The place of arbitration shall be New York, New York, U.S.A., and the exclusive language to be used for the arbitral proceedings shall be English.

The prevailing party shall be entitled to recover, in addition to any damages, its reasonable attorneys’ fees and costs incurred in connection with the arbitration.

Nothing herein will prevent a Party, prior to appointment of the arbitrator, from making application to any court of competent jurisdiction, for any provisional remedy available at law or in equity. Such application for relief shall not constitute a waiver of this agreement to arbitrate. Upon appointment, the arbitrator shall have exclusive authority to order provisional or interim relief, except that any relief ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction. The Parties waive objection to venue, including forum non conveniens or other similar doctrine, and consent to the non-exclusive personal jurisdiction of the federal courts of New York, New York, U.S.A. in any action to recognize or enforce this agreement to arbitrate or any order or award of the arbitrator, or for the provisional or interim remedies provided for herein. Judgment upon the award may be entered by any court having jurisdiction thereof.

Discovery shall be limited to written requests for the production of specific documents or narrow categories of documents that are relevant and material to the outcome of the case. There shall be no depositions of witnesses. The final award must be rendered within nine (9) months of the appointment of the full arbitral tribunal. This time limit may be extended by consent of the Parties or by the Tribunal for good cause, provided that an award shall not be invalid for being rendered after the time period herein specified, or after any extended period. EXCEPT AS PROVIDED IN SECTION 10.6 (EQUITABLE REMEDY), EACH PARTY HERETO HEREBY AGREES THAT THE ARBITRATION PROCEDURE PROVIDED

HEREIN WILL BE THE SOLE AND EXCLUSIVE METHOD OF RESOLVING ANY OF THE AFORESAID DISPUTES, CONTROVERSIES OR CLAIMS.

The Parties shall keep the arbitral proceedings and all awards confidential, as well as all documents, testimony or other information disclosed by another party during the proceedings, and all such information shall constitute Information as defined above, except as required by law or as necessary to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a judicial authority. Provided the recipients agree to keep such information confidential, Information may be disclosed to outside attorneys, auditors or accountants of the Parties.

10.10    Notices. All notices to be given under this Agreement shall be in writing and shall be deemed to be validly given by delivery thereof to its recipient if (a) delivered upon hand delivery with signature of an authorized recipient that confirms receipt, or (b) by deposit in the mail of the home country of the Party, postage prepaid, by certified or registered mail or equivalent, or (c) by nationally recognized overnight courier service (e.g., FedEx, UPS) prepaid, all of which are addressed to the other Party at its addresses set forth below or such other address that a Party may notify the other Party from time to time, in accordance with this Section 10.10 (Notices). Any written notice is deemed to have been received, if sent by hand delivery, certified or registered, first class (or equivalent) mail or prepaid overnight courier, at the time of its delivery.

QTI:     Qualcomm Technologies, Inc.
     5775 Morehouse Drive
    San Diego, CA 92121, USA
    Attn: QCT Division Counsel

LICENSEE: Sequans Communications S.A.
15-55 Charles de Gaulle
    92700 Colombes, France
     Attn: President

10.11    Severability. In the event that any provision of this Agreement is prohibited by any law governing its construction, performance or enforcement, such provision shall be ineffective to the extent of such prohibition without invalidating thereby any of the remaining provisions of this Agreement.

10.12    Force Majeure. Except with respect to payment obligations, neither Party to this Agreement shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is prevented by any cause beyond its control, provided that such Party shall give prompt notice of such cause to the other Party, uses commercially reasonable efforts to avoid or remove such causes of nonperformance and performs as promptly as possible after occurrence of such cause. Force majeure events shall include an act of God, act of government, flood, fire, earthquake, civil unrest, act of terror, strike, pandemic, or denial of service attack.

10.13    Counterparts and Facsimiles. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email or other standard means of electronic transmission is deemed effective as delivery of an originally executed counterpart of this Agreement.

10.14    Entire Agreement. This Agreement, including its Appendices, sets forth the entire agreement between the Parties relating to the subject matter herein, and supersedes and replaces all prior or contemporaneous agreements, discussions and understandings, written or oral, with respect to such subject matter. This Agreement shall take precedence over and govern in case of any additional, different or conflicting terms and conditions in the any purchase order, acknowledgement, invoice or any other such form from either Party, and any such forms may not vary the terms or conditions of this Agreement. Additional or conflicting terms and conditions on a purchase order, acknowledgement, invoice or other form of either Party shall be of no effect and are hereby rejected. The terms and conditions of this Agreement may not be modified or amended except in writing which states that it is such a modification or amendment, and is signed by an authorized representative of each Party hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

[signature page follows]

Qualcomm Technologies, Inc.	Sequans Communications S.A.
By: Name: Duane Nelles II Title: Senior VP, Corporate Developmen	By: Name: Georges Kara Title: Chairman & CEO

Schedule A
Additional Terms

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Schedule B IP Tools
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Schedule C Unrestricted Intellectual Property

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Schedule D L3 IP

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